NEWS FOR IMMEDIATE RELEASE	Contact Corporate Communications Frontier Airlines 720-374-4560 media@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Begins New Fiscal Year
with $2.4 Million Net Profit in April

Company Reports Operating Profit for Sixth Consecutive Month

DENVER (May 28, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today reported a net profit of $2.4 million and its sixth consecutive monthly operating profit. The results were filed in the Company’s unaudited Monthly Operating Report for April 2009.

For the month of April 2009, Frontier reported a consolidated operating profit of $5.0 million compared to an operating loss of $21.9 million for the same period in 2008, and a total consolidated net income of $2.4 million compared to a net loss of $26.9 million for April 2008. Excluding $1.1 million in expenses directly associated with bankruptcy, the Company would have reported net income of $3.4 million, or a net margin of 4 percent.

Operational results for the month of April included:
▪	A 16.1 percent year-over-year mainline capacity reduction
▪	Mainline unit cost excluding fuel (CASM ex-fuel) of 6.24 cents, a reduction of 1.4 percent from the prior year
▪	Mainline total unit cost of 8.49 cents, a reduction of 19.5 percent compared to April 2008
▪	Mainline passenger revenue (PRASM) of 8.51 cents, down 2.1 percent from the previous year
▪	Mainline total unit revenue (RASM) 9.30 cents, a 1.3 percent increase from April 2008

Frontier’s unrestricted cash position remained stable with a balance of $70.1 million for the period ending April 2009.

“Once again, for the sixth month in a row, we have seen the payoff of our year-long restructuring and cost-reduction efforts,” said Frontier President and CEO Sean Menke. “We have driven our operating costs to among the lowest in the industry, giving us the cost structure needed to produce operating profitably for the last six months in one of the most competitive markets in the country and during one the most difficult economies in nearly 80 years.”

Menke credited AirFairs, the Company’s three-level fare offering, and the generation of ancillary fees for the Company’s increase in total unit revenue, or RASM. “Even in the face of the significant yield pressure, our revenue generation initiatives made it possible for us to increase our total unit revenue year-over-year by 1.3 percent,” he said.

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2008, and as updated in the Company’s 10-Q filing for the period ending December 31, 2008.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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